Exhibit 3.23

*200508900146*

DATE:	DOCUMENT ID	DESCRIPTION	FILING	EXPED	PENALTY	CERT	COPY
3/30/2005	200508900146	DOMESTIC AGENT SUBSEQUENT	25.00	100.00	.00	.00	.00
		APPOINTMENT (AGS)

Receipt
This is not a bill. Please do not remit payment.

C.T. CORPORATION SYSTEM
17 S. HIGH STREET
COLUMBUS, OH 43215

STATE OF OHIO
CERTIFICATE
Ohio Secretary of State, J. Kenneth Blackwell

__________

It is hereby certified that the Secretary of State of Ohio has custody of the business records for

[Company]

and, that said business records show the filing and recording of:

Document(s):	Document No(s):

DOMESTIC AGENT SUBSEQUENT APPOINTMENT	____________________

Witness my hand and the seal of the Secretary of State at Columbus, Ohio this 29th day of March, A.D. 2005.

United States of America State of Ohio Office of the Secretary of State	/s/ J. Kenneth Blackwell

Ohio Secretary of State

UNITED STATES OF AMERICA,	}

STATE OF OHIO,

OFFICE OF THE SECRETARY OF STATE.

I, Sherrod Brown
do hereby certify that I am the duly elected, qualified and present acting Secretary of State for the State of Ohio, and as such have custody of the records of Ohio and Foreign corporations; that said records show Report of Use of Fictitious Name of [Company], filed in this office on November 9, 1990, recorded on Roll ____, Frame ____; filed by [Company], 200 Smokerise Dr., Wadsworth, Ohio 44281 under Section 1329.01 of the Ohio Revised Code and is currently in FULL FORCE AND EFFECT upon the records of this office.

WITNESS my hand and official seal at Columbus, Ohio, this 15th day of November, A.D.1990.
/s/ Sherrod Brown
Sherrod Brown Secretary of State

SEC 3000

G0986–1349

Department of State

The State of Ohio

Sherrod Brown
Secretary of State

__________

Certificate

It is hereby certified that the Secretary of State of Ohio has custody of the Records of Incorporation and Miscellaneous Filings; that said records show the filing and recording of:               ARF MIS
_____________________________________________________________________________________________________________________________of:

[Company]

United States of America State of Ohio Office of the Secretary of State	Recorded on Roll at Frame of the Records of Incorporation and Miscellaneous Filings.

Witness my hand and the seal of the Secretary of State, at the City of Columbus, Ohio, this 15TH day of NOV , A.D. 19 90 .

/s/ Sherrod Brown
SEC 6002	Sherrod Brown
Secretary of State

G0986–1350

APPROVED
By	[ILLEGIBLE]
Date	11-15-90
Amout	$7500

ARTICLES OF INCORPORATION

OF

[Company]

        The undersigned, for purposes of forming a corporation, for profit in accordance with Chapter 1701 of the Ohio Revised Code, does hereby state the following:

          I.          Name. The name of the Corporation shall be [Company].

          II.         Place of Business. The place in Ohio where the principal office of the Corporation is to be located is 200 Smokerise Drive, Wadsworth, Medina County, Ohio 44281.

          III.        Purpose. The purposes for which the Corporation is formed shall be:

a.
To  engage in a lawful activity of business not contrary to and for which a corporation may be formed under the laws of the State of Ohio and to have and exercise all powers, rights and privileges conferred by the laws of Ohio on a corporation, including but not limited to buying, leasing or otherwise disposing of any interest in any property, real or personal, of whatever nature and wheresoever situated and buying and selling stocks, bonds or any other security of any issuer as the corporation by action of its Board of Directors may at any time and from time to time deem advisable.

b.	To create a private corporation to construct or to acquire a housing project or projects, and to operate the same;

c.	To enable the financing of the construction of such rental housing with the assistance of mortgage insurance under the National Housing Act;

d.
To enter into, perform, and carry out contracts of any kind necessary to, or in connection with, or incidental to, the accomplishment of the purposes of the corporation, including, expressly, any contract or contracts with the Secretary of Housing and urban Development which may be desirable or necessary to comply with the requirements of the National Housing Act, as amended, and the Regulations of the Secretary thereunder, relating to the regulation or restriction of mortgagors as to rents, sales, charges, capital structure, rate of return and methods of operation;

e.	To acquire any property, real or personal, in fee or under lease, or any rights therein or appurtenant thereto, necessary for the construction and operation of such project;

G0986–1351

f.
To borrow money, and to issue evidence of indebtedness, and to secure the same by mortgage, deed of trust, pledge, or other lien, in furtherance of any or all of the objects of its business in connection with said project.

g.	To carry on any or all of its operations and business, and to promote its objects within the State of Ohio, or elsewhere, without restriction as to place or amount.

h.	To enter into limited partnerships; to act as a general or limited partner in limited partnerships.

i.	To manage residential, commercial and industrial lands and buildings.

j.	To engage in any lawful act or activity for which a corporation may be formed under sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.

          IV.          Powers. The corporation shall have the power to do and perform all things whatsoever set out in Article III. above, and necessary or incidental to the accomplishment of said purposes. The corporation, specifically and particularly, shall have the power and authority to enter into a Regulatory Agreement setting out the requirements of the secretary of Housing and urban Development.

          V.          Capital Stock. The number of shares of capital stock which the Corporation is authorized to have outstanding is Seven Hundred Fifty (750) shares, all of which shall be common shares without par value.

          VI.          Stated Capital. The amount of capital with which the Corporation will begin business shall not be less than Five Hundred Dollars ($500.00).

          VII.          Certain Transactions. no person shall be disqualified from being a director of the Corporation because he or she is or may be a party to, and no director of the Corporation shall be disqualified from entering into, any contract or other transaction to which the Corporation is or may be a party. No contract or other transaction to which the Corporation is or may be a party shall be void or voidable for reason that any director or officer or other agent of the Corporation is a party thereto, or otherwise has any direct or indirect interest in such contract or transaction or in any other party thereto, or for reason that any interested director or officer or other agent of the Corporation authorizes or participates in authorization of such contract or transaction:

a.
if the material facts as to such interest are disclosed or are otherwise known to the board of directors or applicable committee of directors at the time the contract or transaction is authorized, and at lease a majority of the disinterested directors or disinterested members of the committee vote for or otherwise take action authorizing such contract or transactions, even though such disinterested directors or members are less than a quorum; or

G0986–1352

b.	if the contract or transaction:

	i.	is not less favorable to the Corporation than an arm’s length contract or transaction in which no director or officer or other agent of the Corporation has any interest; or

ii.
is otherwise fair to the Corporation as of the time it is authorized. Any interested director may be counted in determining the presence of a quorum at any meeting of the board of directors or any committee thereof which authorizes the contract or transaction.

          VIII.          Authority to Repurchase Capital Stock. The Corporation by its board of directors is authorized, except to the extent prohibited by law, to repurchase, redeem or otherwise acquire, from time to time and at any time, shares of any class of capital stock issued by it.

          IX.             I.R.C. Section 1244 Stock. The directors of the Corporation are authorized to issue unsubscribed capital stock of the Corporation at such times and in such amounts as it shall determine and to accept in payment thereof cash, labor done, personal property, real property or leases thereof, or such other property as the board may deem necessary for the business of the Corporation. Said stock to be issued may be in compliance with Section 1244 of the internal Revenue Code of 1956 as amended.

Dated:	11-14-90	By:	/s/ Robert Leatherman
Robert Leatherman
Incorporator
200 Smokerise Drive
Wadsworth, Ohio 44281
(216)336-6684